United States securities and exchange commission logo





                      October 23, 2023

       Karl Hanneman
       Chief Executive Officer
       International Tower Hill Mines Ltd.
       2710-200 Granville Street
       Vancouver, BC, V6C 1S4
       Canada

                                                        Re: International Tower
Hill Mines Ltd.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 8, 2023
                                                            File No. 001-33638

       Dear Karl Hanneman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation